As filed with the Securities and Exchange Commission on December 9, 2005

Securities Act File No. 333-127272

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

AMENDMENT NO. 4
TO

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

_____________________

Highbury Financial Inc.

(Exact name of registrant as specified in its charter)

_____________________

Delaware	6770	20-3187008
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation)	Classification Code Number)	Identification Number)

_____________________

999 Eighteenth Street, Suite 3000

Denver, CO 80202

303-357-4802

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Richard S. Foote, President and Chief Executive Officer
Highbury Financial Inc.
999 Eighteenth Street, Suite 3000
Denver, CO 80202
303-357-4802

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Ann F. Chamberlain	Kenneth L. Guernsey
Floyd I. Wittlin	Gian-Michele a Marca
Bingham McCutchen LLP	Darren DeStefano
399 Park Avenue	Cooley Godward LLP
New York, NY 10022-4689	One Maritime Plaza, 20th Floor
(212) 705-7000	San Francisco, CA 94111-3580
(212) 752-5378—Facsimile	(415) 693-2000
(415) 951-3699—Facsimile

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Security Being Registered	Amount Being Registered	Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Units, consisting of one share of Common Stock, $0.0001 par value, and two Warrants(3)	6,900,000 Units	$6.00	$41,400,000	$4,872.78

Shares of Common Stock included as part of the Units(3)	6,900,000 Shares	—	—	(4)

Warrants included as part of the Units(3)	13,800,000 Warrants	—	—	(4)

Shares of Common Stock underlying the Warrants included in the Units(5)	13,800,000 Shares	$5.00	$69,000,000	$8,121.30

Representative’s Purchase Option (“Option”)	1 Option	$100.00	$100	(3)

Units underlying Option	300,000 Units	$7.50	$2,250,000	$225.00

Shares of Common Stock included as part of the Representatives Units(5)	300,000 Shares	—	—	(3)

Warrants included as part of the Representative’s Units(5)	600,000 Warrants	—	—	(3)

Shares of Common Stock underlying Warrants included in the Representative's Units(5)	600,000 Shares	$6.25	$3,750,000	$441.38
Total			$117,120,100	$13,660.47

——————

(1)	This calculation has been revised to reflect the change in the option exercise price from $9.90 per unit to $7.50 per unit. All registration fees have previously been paid.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)

Includes 900,000 Units, consisting of 900,000 Shares of Common Stock and 1,800,000 Warrants, which may be issued upon exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g).
(5)	Pursuant to Rule 416, there are also registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

EXPLANATORY NOTE

This Pre-effective Amendment No. 4 to Registration Statement on Form S-1 of Highbury Financial Inc. (the “Company”) is being filed solely (i) to update the calculation of the registration fee, and (ii) to file Exhibits 1.1, 3.1, 4.5, 5.1, 10.7, 10.9, 10.10, 10.18, 10.19 and 23.3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount) will be as follows:

SEC Registration Fee	$13,785
NASD Filing Fee	12,213
Accounting Fees and Expenses	30,000
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	300,000
Blue Sky Services and Expenses	50,000
Miscellaneous(1)	44,002
Total	$500,000

——————

(1)

This amount represents additional expenses that may be incurred by the Registrant or Underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article 8 of our Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article VIII of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 145 of the DGCL.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

(a)

During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares(1)
R. Bruce Cameron	150,000
Richard S. Foote	450,000
The Hillary Appel Trust	75,000
The Catey Lauren Appel Trust	75,000
R. Bradley Forth	75,000
Broad Hollow LLC	675,000
Total:	1,500,000

——————

(1)

Such shares were issued on August 1, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as they were sold to sophisticated, wealthy individuals who were each accredited investors, as defined in Rule 501(a) of the Securities Act of 1933. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $ 0.0167 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Restated Certificate of Incorporation
3.2*	By-laws
4.1*	Specimen Unit Certificate
4.2*	Specimen Common Stock Certificate
4.3*	Specimen Warrant Certificate
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
4.5	Form of Purchase Option to be granted to the Underwriters
5.1	Opinion of Bingham McCutchen LLP
10.1*	Subscription Agreement between the Registrant and R. Bruce Cameron
10.2*	Subscription Agreement between the Registrant and Richard S. Foote
10.3*	Subscription Agreement between the Registrant and R. Bradley Forth
10.4*	Subscription Agreement between the Registrant and The Hillary Appel Trust
10.5*	Subscription Agreement between the Registrant and The Catey Lauren Appel Trust
10.6*	Subscription Agreement between the Registrant and Broad Hollow LLC
10.7	Form of Letter Agreement between the Registrant, and each of the existing stockholders
10.8*	[intentionally omitted]
10.9	Form of Stock Escrow Agreement between the Registrant and Continental Stock Transfer & Trust Company
10.10	Form of Investment Management Trust Agreement between the Registrant, ThinkEquity Partners LLC, EarlyBirdCapital, Inc. and Continental Stock Transfer & Trust Company
10.11*	Office Service Agreement between the Registrant and Berkshire Capital Securities LLC
10.12*	Promissory Note issued by the Registrant to R. Bruce Cameron
10.13*	Promissory Note issued by the Registrant to Richard S. Foote
10.14*	Promissory Note issued by the Registrant to R. Bradley Forth
10.15*	Promissory Note issued by the Registrant to The Hillary Appel Trust
10.16*	Promissory Note issued by the Registrant to The Catey Lauren Appel Trust
10.17*	Promissory Note issued by the Registrant to Broad Hollow LLC
10.18	Registration Rights Agreement between the Registrant and the existing stockholders
10.19	Form of IPO Unit Agreement between the Registrant and each of the existing stockholders
23.1 *	Consent of Goldstein Golub Kessler LLP
23.3	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney

——————

*

Previously filed.

**

To be filed by amendment.

Item 17. Undertakings.

(a)

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 2005.

Highbury Financial Inc.

By:	/s/ Richard S. Foote
Richard S. Foote
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ R. Bruce Cameron	Chairman of the Board	December 8, 2005
R. Bruce Cameron

/s/ Richard S. Foote	President and Chief Executive Officer and Director (principal executive officer)	December 8, 2005
Richard S. Foote

/s/ R. Bradley Forth	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	December 8, 2005
R. Bradley Forth

/s/ Russell L. Appel	Director	December 8, 2005
Russell L. Appel